Exhibit 99.1

Myovant Sciences Announces Corporate Updates and Financial Results for Fourth Fiscal Quarter and Fiscal Year Ended March 31, 2022
•Fiscal year 2021 total revenue of $231.0 million, including net product revenues of $94.3 million; fourth fiscal quarter 2021 total revenues of $57.6 million, including net product revenue of $32.4 million
•European Commission approval of ORGOVYX® as the first and only oral androgen deprivation therapy for advanced hormone-sensitive prostate cancer in Europe in April 2022
•Announced exclusive license agreement with Accord Healthcare, Ltd. (Accord) to commercialize ORGOVYX in Europe; total deal value up to $140.5 million, inclusive of upfront payment of $50.0 million, plus tiered royalties
•Net product revenue from U.S. sales of ORGOVYX of $83.0 million in fiscal year 2021; fourth fiscal quarter 2021 net product revenues of $29.4 million with sequential quarterly demand volume growth of 18%
•Net product revenue from U.S. sales of MYFEMBREE® of $6.4 million in fiscal year 2021; fourth fiscal quarter 2021 net product revenues of $2.2 million; nearly doubling of MYFEMBREE demand volume quarter-over-quarter offset by gross-to-net seasonality
•ORGOVYX cumulative patients estimated at 14,500 through March 2022
•MYFEMBREE is now the number one prescribed FDA-approved gonadotropin-releasing hormone (GnRH) antagonist therapy for the treatment of uterine fibroids for new patients; 59% new-to-brand share in March 2022
•Prescription Drug User Fee Act (PDUFA) goal date for MYFEMBREE for the management of moderate to severe pain associated with endometriosis extended by FDA to August 6, 2022
•SPIRIT long-term extension study demonstrated consistent efficacy and safety profile of MYFEMBREE over two years in women with endometriosis-associated pain
•Myovant remains well-capitalized with cash, cash equivalents, and marketable securities of $434.2 million as of March 31, 2022
BASEL, Switzerland, May 10, 2022 -- Myovant Sciences (NYSE: MYOV), a biopharmaceutical company that aspires to redefine care for women and for men through purpose-driven science, empowering medicines, and transformative advocacy, today announced financial results for the fourth fiscal quarter and fiscal year ended March 31, 2022 and provided other corporate updates.
“Fiscal year 2021 was a transformative year for Myovant as we expanded ORGOVYX utilization in the U.S. and successfully launched MYFEMBREE, finishing the year with another quarter of strong demand growth. Our recent approval of ORGOVYX in Europe and partnership with Accord, coupled with our prior approval of RYEQO, will enable more patients than ever to have access to these meaningful and differentiated medicines,” said David Marek, Chief Executive Officer of Myovant Sciences, Inc. Mr. Marek added, “Our strong commercial momentum, advancement of our lifecycle and business development strategies, and our financial strength position Myovant for another exciting year in fiscal year 2022.”

Fourth Fiscal Quarter 2021 and Recent Corporate Updates
ORGOVYX (relugolix 120 mg)
•Fourth fiscal quarter 2021 net product revenues for ORGOVYX in the U.S. were $29.4 million, reflecting 21% sequential net product revenue growth compared to third fiscal quarter 2021. ORGOVYX commercial demand volume grew 18% quarter-over-quarter despite seasonality in patient refill patterns due to annual reset of Medicare Part D plans and payer deductibles typically seen in the beginning of the calendar year.
•Approximately 3,500 new patients started treatment on ORGOVYX in the fourth fiscal quarter of 2021, reaching approximately 14,500 cumulative patients since launch.
•ORGOVYX prescriber satisfaction continues to increase and reached 73% in April 2022, reflecting the desirability of its differentiated clinical profile.
•In April 2022, the European Commission (EC) approved ORGOVYX as the first and only oral androgen deprivation therapy for advanced hormone-sensitive prostate cancer in Europe.
•In May 2022, Myovant entered into an exclusive license agreement with Accord Healthcare, Ltd. (Accord) to commercialize ORGOVYX for the treatment of advanced hormone-sensitive prostate cancer in Europe, with the right of first negotiation if Myovant decides to enter into licensing arrangements in countries in the Middle East, Africa, and India. Myovant expects an upfront payment of $50.0 million in the first fiscal quarter 2022. Myovant is also eligible to receive up to $90.5 million in commercial launch, sales-based, and other milestones. In addition, Myovant is eligible to receive tiered royalties from the high-teens to mid-twenties on net sales of ORGOVYX. Accord is expected to launch ORGOVYX in Europe in the second half of calendar year 2022.
MYFEMBREE (relugolix 40 mg, estradiol 1.0 mg, and norethindrone acetate 0.5 mg)
•MYFEMBREE net product revenues in the fourth fiscal quarter 2021 were $2.2 million in the U.S. MYFEMBREE commercial demand nearly doubled quarter-over-quarter. This growth was offset by a lower net price due to the January reset of commercial payer deductibles, increasing copay card benefits.
•MYFEMBREE established market leadership in new-to-brand prescription (NBRx) share among GnRH antagonist therapies FDA-approved for the treatment of uterine fibroids within 8 months of launch and exited fourth fiscal quarter 2021 with 59% market share.
•MYFEMBREE is driving total prescription growth of the GnRH antagonist for uterine fibroids class, which has grown 137% since launch of MYFEMBREE in June 2021, with 60% of MYFEMBREE prescribers being first time prescribers of a GnRH antagonist FDA-approved for the treatment of uterine fibroids.
•On May 6, 2022, Myovant and Pfizer announced that the FDA extended the PDUFA goal date to August 6, 2022 for the supplemental New Drug Application (sNDA) for MYFEMBREE for the management of moderate to severe pain associated with endometriosis to allow time to review additional analyses related to bone mineral density submitted in response to the FDA’s information request. No new clinical data was requested by the FDA. The submission of the additional analyses has been determined by the FDA to constitute a Major Amendment to the sNDA, resulting in an extension of the PDUFA goal date.
•Data from the SPIRIT long-term extension study demonstrated clinically meaningful improvements in dysmenorrhea (84.8% of patients) and non-menstrual pain (75.8% of patients) over two years in women with endometriosis-associated pain. The safety profile during the second year of treatment, including bone mineral density, was consistent with that observed during the first year with no new safety signals identified.
Expected Upcoming Milestones
•Myovant expects the FDA decision for the MYFEMBREE sNDA seeking approval for the management of moderate to severe pain associated with endometriosis by its extended PDUFA goal date of August 6, 2022. FDA approval would trigger a $100.0 million milestone payment from Pfizer. If approved by the PDUFA goal date, Myovant and Pfizer expect to launch MYFEMBREE in the U.S. in endometriosis in August

2022. This indication would utilize the same dosage, formulation, administration, and branding as MYFEMBREE that was previously approved by the FDA in May 2021 for the management of heavy menstrual bleeding associated with uterine fibroids.
•European Medicines Agency regulatory submission for RYEQO for the treatment of women with endometriosis-associated pain is expected in calendar year 2022. Gedeon Richter Plc. (Richter) will be the sponsor.
•Myovant expects to submit New Drug Submissions to Health Canada seeking marketing approval for ORGOVYX for advanced prostate cancer, MYFEMBREE for heavy menstrual bleeding associated with uterine fibroids, and MYFEMBREE for the treatment of endometriosis-associated pain in Canada in calendar year 2022.
•Myovant expects to present additional details around two-year data from the SPIRIT long-term extension study at a scientific conference in mid-calendar year 2022.
•Accord is expected to launch ORGOVYX for the treatment of advanced hormone-sensitive prostate cancer in Europe in the second half of calendar year 2022.
Fourth Fiscal Quarter and Fiscal Year Ended March 31, 2022 Financial Summary
Total revenues for the three months ended March 31, 2022, and 2021 were $57.6 million and $24.6 million, respectively. Total revenues for the year ended March 31, 2022, and 2021 were $231.0 million and $59.3 million, respectively.
•Product revenue, net for the three months and year ended March 31, 2022, were $32.4 million and $94.3 million, respectively, compared to $3.6 million for both the three months and year ended March 31, 2021. Product revenue, net consisted of the following:
◦Product revenue, net from sales of ORGOVYX in the U.S. for the three months and year ended March 31, 2022, were $29.4 million and $83.0 million, respectively, compared to $3.6 million for both the three months and year ended March 31, 2021. ORGOVYX was launched in the U.S. in January 2021.
◦Product revenue, net from sales of MYFEMBREE in the U.S. for the three months and year ended March 31, 2022, were $2.2 million and $6.4 million, respectively. There was no such revenue in the year ago periods. MYFEMBREE was launched in the U.S in June 2021.
◦Product revenue, net related to product supply to Richter for the three months and year ended March 31, 2022, were $0.7 million and $4.7 million, respectively. Product revenue, net related to royalties on net sales of RYEQO in Richter’s Territory for the three months and year ended March 31, 2022, were $0.1 million and $0.3 million, respectively. There was no such revenue in the year ago periods.
•Pfizer collaboration revenue for the three months and year ended March 31, 2022 was $25.1 million and $105.0 million, respectively, reflecting the partial recognition of the upfront payment Myovant received from Pfizer upon entering into the Pfizer Collaboration and License Agreement in December 2020 and of the regulatory milestone payment from Pfizer that was triggered upon the FDA approval of MYFEMBREE for the management of heavy menstrual bleeding associated with uterine fibroids in May 2021. Pfizer collaboration revenue for the three months and year ended March 31, 2021, was $21.0 million and $22.4 million, respectively, reflecting the partial recognition of the upfront payment received from Pfizer.

•Richter license and milestone revenue for the year ended March 31, 2022, was $31.7 million, reflecting the recognition of the remaining $16.7 million of previously deferred revenue as a result of Myovant’s delivery of the remaining substantive relugolix combination tablet data packages to Richter pursuant to the Richter Development and Commercialization Agreement, and the $15.0 million regulatory milestone payment triggered by the EC approval of RYEQO for the uterine fibroids indication. Richter license and milestone revenue for the year ended March 31, 2021, was $33.3 million, reflecting the partial recognition of revenue associated with the $40.0 million upfront payment and a $10.0 million regulatory milestone payment received from Richter under the Richter Development and Commercialization Agreement. There was no Richter license and milestone revenue for the three months ended March 31, 2022, and 2021.
Cost of product revenue for the three months and year ended March 31, 2022, was $3.6 million and $11.5 million, respectively, compared to $0.3 million for both the three months and year ended March 31, 2021, related to the cost of goods sold and royalty expense payable to Takeda pursuant to the Takeda License Agreement. The increase in cost of product revenue in the fiscal year 2021 periods was due to an increase in cost of goods sold and royalty expense to Takeda as a result of higher sales of ORGOVYX in the U.S. during the fiscal 2021 periods, as well as sales of MYFEMBREE in the U.S., which began in June 2021, and sales of product supply to Richter, which began in the three months ended September 30, 2021.
Collaboration expense to Pfizer for the three months and year ended March 31, 2022, was $14.1 million and $40.0 million, respectively, compared to $1.7 million for both the three months and year ended March 31, 2021, reflecting Pfizer’s 50% share of net profits from sales of ORGOVYX and MYFEMBREE in the U.S., pursuant to the Pfizer Collaboration and License Agreement. The increase in collaboration expense to Pfizer in the fiscal 2021 periods was due to an increase in net profits generated from sales of ORGOVYX in the U.S., as well as net profits generated from sales of MYFEMBREE in the U.S., for which there were no such MYFEMBREE net profits in the year ago periods.
Selling, general and administrative (SG&A) expenses for the three months ended March 31, 2022, and 2021 were $67.2 million and $78.0 million, respectively. The decrease in SG&A expenses primarily reflects lower share-based compensation as the three months ended March 31, 2021 included incremental expense of $25.7 million related to the acceleration, modification, and remeasurement of Myovant’s former Principal Executive Officer’s equity awards, which did not recur in the three months ended March 31, 2022, partially offset by higher expenses to support the ORGOVYX and MYFEMBREE U.S. launches, including higher personnel-related costs due to the hiring of Myovant’s commercial operations, marketing, and market access teams, as well as the oncology and women’s health sales forces. SG&A expenses for the year ended March 31, 2022, and 2021 were $259.4 million and $181.4 million, respectively. The increase in SG&A expenses was primarily due to higher expenses to support the ORGOVYX and MYFEMBREE U.S. launches, including higher personnel-related costs. These costs were partially offset by lower share-based compensation.
Research and development (R&D) expenses for the three months ended March 31, 2022, and 2021 were $24.5 million and $21.6 million, respectively. The increase in R&D expenses primarily reflects an increase in personnel expenses due to an increase in medical affairs and other personnel to support the U.S. launches of ORGOVYX and MYFEMBREE, partially offset by a reduction in clinical study costs due to the completion and wind down of Myovant’s Phase 3 LIBERTY, HERO, and SPIRIT studies. R&D expenses for the year ended March 31, 2022, and 2021 were $107.4 million and $136.7 million, respectively. The decrease in R&D expenses primarily reflects a reduction in clinical study costs as a result of the completion and wind down of Myovant’s Phase 3 LIBERTY, HERO, and SPIRIT studies, as well as higher cost sharing with Pfizer for certain R&D expenses in the year ended March 31, 2022. In addition, the year ended March 31, 2021, included regulatory submission fees for Myovant’s initial NDA filings for ORGOVYX and MYFEMBREE, which did not recur during the year ended March 31, 2022.
Interest expense for both the three months ended March 31, 2022, and 2021 was $3.5 million, and was primarily related to the Sumitomo Pharma Loan Agreement. Interest expense for the year ended March 31, 2022, and 2021 was $14.0 million and $10.4 million, respectively. The increase in interest expense was primarily driven by a higher outstanding balance under the Sumitomo Pharma Loan Agreement during the year ended March 31, 2022, as well as higher accretion of the financing component of the cost share advance from Pfizer, which began in the fourth quarter of the year ended March 31, 2021.

Foreign exchange loss (gain) for the three months ended March 31, 2021, was a loss of less than $0.1 million, and for the year ended March 31, 2021, was a gain of $16.2 million, primarily as a result of the impact of fluctuations in the foreign currency exchange rate between the Swiss franc and the U.S. dollar on Myovant’s outstanding balance under the Sumitomo Pharma Loan Agreement. As a result of a change in the functional currency of Myovant’s wholly-owned subsidiary in Switzerland, Myovant Sciences GmbH, from the Swiss franc to the U.S. dollar in December 2020, Myovant is no longer exposed to significant foreign currency gains or losses.
Net loss for the three months ended March 31, 2022, was $59.3 million compared to $81.4 million for the year ago period. Net loss for the year ended March 31, 2022, was $206.0 million compared to $255.1 million for the year ago period. On a per common share basis, net loss was $0.63 and $0.89 for the three months ended March 31, 2022, and 2021, respectively, and $2.22 and $2.83, for the years ended March 31, 2022, and 2021, respectively.
Capital resources: Cash, cash equivalents, marketable securities, and amounts available under the Sumitomo Pharma Loan Agreement totaled $475.5 million as of March 31, 2022, and consisted of $434.2 million of cash, cash equivalents, and marketable securities and $41.3 million of available borrowing capacity under the Sumitomo Pharma Loan Agreement.
Conference Call
As previously announced, Myovant will hold a webcast and conference call at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) today, May 10, 2022, to discuss financial results for its fourth fiscal quarter and fiscal year ended March 31, 2022 and corporate updates. Investors and the general public may access a live webcast of the call by visiting the investor relations page of Myovant’s website at investors.myovant.com. Institutional investors and analysts may also participate in the conference call by dialing 1-800-891-3840 in the U.S. or +1-785-424-1677 from outside the U.S. and reference password MYOVQ421. A replay of the webcast, along with the earnings press release and presentation materials, can be found on Myovant’s investor relations website for a period of one year.
About Relugolix
Relugolix is a once-daily, oral gonadotropin-releasing hormone (GnRH) receptor antagonist that reduces testicular testosterone, a hormone known to stimulate the growth of prostate cancer, and ovarian estradiol, a hormone known to stimulate the growth of uterine fibroids and endometriosis. ORGOVYX® (relugolix, 120 mg) was approved in the U.S. by the FDA in December 2020 as the first and only oral GnRH receptor antagonist for the treatment of adult patients with advanced prostate cancer. In April 2022, the European Commission approved ORGOVYX® (relugolix, 120 mg) as the first and only oral GnRH receptor antagonist for the treatment of adult patients with advanced hormone-sensitive prostate cancer in Europe. MYFEMBREE® (relugolix 40 mg, estradiol 1.0 mg, and norethindrone acetate 0.5 mg) was approved in the U.S. by the FDA in May 2021 as the first and only once-daily oral treatment for the management of heavy menstrual bleeding associated with uterine fibroids in premenopausal women, with a treatment duration of up to 24 months. In July 2021, the European Commission, and in August 2021, the United Kingdom (U.K.) Medicines and Healthcare products Regulatory Agency (MHRA), approved RYEQO® (relugolix 40 mg, estradiol 1.0 mg, and norethindrone acetate 0.5 mg) for the treatment of moderate to severe symptoms of uterine fibroids in adult women of reproductive age, with no limitation for duration of use. In September 2021, the FDA accepted to review Myovant’s supplemental New Drug Application (sNDA) for MYFEMBREE for the management of moderate to severe pain associated with endometriosis. On May 6, 2022, Myovant and Pfizer announced that the FDA extended the Prescription Drug User Fee Act (PDUFA) goal date for this sNDA to August 6, 2022. MYFEMBREE is also being assessed for contraceptive efficacy in women with endometriosis or uterine fibroids who are 18 to 50 years of age and at risk for pregnancy.
About Myovant Sciences
Myovant Sciences aspires to redefine care for women and for men through purpose-driven science, empowering medicines, and transformative advocacy. Founded in 2016, Myovant has executed five successful Phase 3 clinical trials across oncology and women’s health leading to two regulatory approvals by the U.S. Food and Drug Administration (FDA) for men with advanced prostate cancer and women with heavy menstrual bleeding associated with uterine fibroids, respectively. Myovant also has received regulatory approvals by the European Commission (EC) for women with symptomatic uterine fibroids and for men with advanced hormone-sensitive prostate cancer. Myovant has a supplemental New Drug Application in endometriosis-associated pain under review with the FDA. Myovant also is conducting a Phase 3 study to evaluate the prevention of pregnancy in women with uterine fibroids or endometriosis. Myovant also is developing MVT-602, an investigational oligopeptide kisspeptin-1 receptor agonist, which has completed a Phase 2a study for female infertility as part of assisted reproduction. Sumitovant

Biopharma, Ltd., a wholly owned subsidiary of Sumitomo Pharma Co., Ltd., is Myovant’s majority shareholder. For more information, please visit www.myovant.com. Follow @Myovant on Twitter and LinkedIn.
About Sumitovant Biopharma Ltd.
Sumitovant is a global biopharmaceutical company leveraging data-driven insights to rapidly accelerate development of new potential therapies for unmet patient conditions. Through its unique portfolio of wholly-owned “Vant” subsidiaries—Urovant, Enzyvant, Spirovant, Altavant—and use of embedded computational technology platforms to generate business and scientific insights, Sumitovant has supported the development of FDA-approved products and advanced a promising pipeline of early through late-stage investigational assets for other serious conditions. Sumitovant, a wholly-owned subsidiary of Sumitomo Pharma, is also the majority-shareholder of Myovant (NYSE: MYOV). For more information, please visit Sumitovant’s website at https://www.sumitovant.com.

About Sumitomo Pharma Co., Ltd.
Sumitomo Pharma is among the top-ten listed pharmaceutical companies in Japan, operating globally in major pharmaceutical markets, including Japan, the U.S., China, and other Asian countries with more than 7,000 employees worldwide. Sumitomo Pharma defines its corporate mission as “To broadly contribute to society through value creation based on innovative research and development activities for the betterment of healthcare and fuller lives of people worldwide.” Additional information about Sumitomo Pharma is available through its corporate website at https://www.sumitomo-pharma.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In this press release, forward-looking statements include, but are not limited to, all statements reflecting Myovant Sciences’ expectations, including but not limited to: Myovant’s expectations of the success of commercialization of its approved drug products; statements with respect to expectations of patients’ access to Myovant’s medicines and Myovant’s positioning for fiscal year 2022 in Mr. Marek’s quote; Myovant’s expectation to receive from Accord an upfront payment in the first fiscal quarter 2022, commercial launch, sales-based, and other milestones, and tiered royalties from the high-teens to mid-twenties on net sales of ORGOVYX; the commercial launch of ORGOVYX in Europe by Accord in the second half of calendar year 2022; and the statements under the caption “Expected Upcoming Milestones.”

Myovant Sciences’ forward-looking statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties, assumptions, and other factors known and unknown that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by the forward-looking statements, including unforeseen circumstances or other disruptions to normal business operations arising from or related to the COVID-19 pandemic and the conflict in Ukraine. Myovant Sciences cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could materially affect Myovant Sciences’ operations and future prospects or which could cause actual results to differ materially from expectations include, but are not limited to, the risks and uncertainties listed in Myovant Sciences’ filings with the United States Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in Myovant Sciences’ Quarterly Report on Form 10-Q filed on January 26, 2022, as such risk factors may be amended, supplemented, or superseded from time to time. These risks are not exhaustive. New risk factors emerge from time to time and it is not possible for Myovant Sciences’ management to predict all risk factors, nor can Myovant Sciences assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on the forward-looking statements in this press release, which speak only as of the date hereof, and, except as required by law, Myovant Sciences undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements.

MYOVANT SCIENCES LTD.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended March 31,		Year Ended March 31,
	2022	2021	2022	2021
Revenues:
Product revenue, net	$32,424	$3,630	$94,309	$3,630
Pfizer collaboration revenue	25,143	20,975	104,996	22,354
Richter license and milestone revenue	—	—	31,667	33,333
Total revenues	57,567	24,605	230,972	59,317
Operating costs and expenses:
Cost of product revenue	3,613	301	11,510	301
Collaboration expense to Pfizer	14,129	1,664	40,041	1,664
Selling, general and administrative(1)	67,246	78,036	259,364	181,423
Research and development (1)	24,517	21,553	107,403	136,713
Total operating costs and expenses	109,505	101,554	418,318	320,101
Loss from operations	(51,938)	(76,949)	(187,346)	(260,784)
Interest expense	3,493	3,493	13,971	10,401
Interest income	(136)	(33)	(384)	(211)
Foreign exchange loss (gain)	—	2	—	(16,176)
Loss before income taxes	(55,295)	(80,411)	(200,933)	(254,798)
Income tax expense	3,990	952	5,048	336
Net loss	$(59,285)	$(81,363)	$(205,981)	$(255,134)
Net loss per common share — basic and diluted	$(0.63)	$(0.89)	$(2.22)	$(2.83)
Weighted average common shares outstanding — basic and diluted	94,397,965	91,018,204	92,974,887	90,036,459
(1) Includes the following share-based compensation:

Selling, general and administrative	$4,787	$28,941	$22,918	$39,627
Research and development	3,817	2,989	16,010	14,049
Total share-based compensation	$8,604	$31,930	$38,928	$53,676

Revenue components are as follows:

Product revenue, net:
ORGOVYX	$29,424	$3,630	$82,959	$3,630
MYFEMBREE	2,222	—	6,355	—
Richter product supply and royalties	778	—	4,995	—
Total product revenue, net	32,424	3,630	94,309	3,630
Pfizer collaboration revenue:
Amortization of upfront payment	20,975	20,975	83,897	22,354
Amortization of regulatory milestone	4,168	—	21,099	—
Total Pfizer collaboration revenue	25,143	20,975	104,996	22,354
Richter license and milestone revenue	—	—	31,667	33,333
Total revenues	$57,567	$24,605	$230,972	$59,317

MYOVANT SCIENCES LTD.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	March 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$406,704	$674,493
Accounts receivable, net	23,296	3,570
Marketable securities	27,483	10,435
Inventories	7,584	2,611
Prepaid expenses and other current assets	22,498	13,536
Amount due from related party	580	—
Total current assets	488,145	704,645
Property and equipment, net	2,944	3,300
Operating lease right-of-use asset	7,961	9,655
Other assets	20,961	7,427
Total assets	$520,011	$725,027
Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$12,250	$17,809
Accrued expenses and other current liabilities	68,594	44,612
Share-based compensation liabilities	—	21,636
Deferred revenue	100,564	100,564
Amounts due to Pfizer	32,563	1,954
Cost share advance from Pfizer	33,818	92,415
Operating lease liability	2,148	1,807
Amounts due to related parties	393	543
Total current liabilities	250,330	281,340
Deferred revenue, non-current	375,706	397,369
Cost share advance from Pfizer, non-current	—	29,447
Long-term operating lease liability	7,041	9,189
Long-term debt, less current maturities (related party)	358,700	358,700
Other liabilities	1,711	2,947
Total liabilities	993,488	1,078,992
Total shareholders’ deficit	(473,477)	(353,965)
Total liabilities and shareholders’ deficit	$520,011	$725,027

Investor Contact:
Uneek Mehra
Chief Financial Officer
Myovant Sciences, Inc.
investors@myovant.com

Media Contact:
Noelle Cloud Dugan
Vice President, Corporate Communications
Myovant Sciences, Inc.
media@myovant.com